UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 12, 2003

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 7.  Financial Statements and Exhibits

c.  Exhibits

99.1  Press release of LabOne, Inc. dated November 12, 2003

Item 9.  Regulation FD Disclosure

The following information is furnished pursuant to Item 9, "Regulation FD Disclosure". Additionally, on November 12, 2003, LabOne, Inc. issued a press release announcing, among other things, its results for the quarter and nine months ended September 30, 2003. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Content of LabOne Conference Call held November 12, 2003

The following report is about LabOne's third quarter 2003. Some portions of the following discussion may contain "forward-looking statements," including, but not limited to, projections and statements of revenue growth, margins, earnings, expansion of services and customer base, and improvements in operating efficiencies. Forward-looking statements often can be identified by the use of forward-looking terminology, such as "could," "should," "will," "will be," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" or variations thereof. Forward-looking statements are not guarantees of future performance or results. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, the volume, pricing and mix of services provided by the Company, intense competition, the loss of one or more significant customers, government reimbursement policies, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission ("SEC"), including the Cautionary Statement filed as Exhibit 99 to the Company's Annual Report on Form 10-K.

We are extremely pleased with our third quarter results reflecting an 18% increase in revenues, a 28% increase in operating earnings and a 39% increase in diluted earnings per share compared to the third quarter 2002.

We continued to realize increased patient volumes and revenues with our clinical healthcare laboratories, a 37% increase in volumes and 48% increase in revenues compared to the third quarter last year. Excluding Central Plains Laboratories ("CPL"), our revenue growth was 28% for the quarter compared to last year reflecting our continued ability to further penetrate existing regional markets. Furthermore, we are pleased this quarter with a slight improvement in substance abuse testing ("SAT") volumes compared to the same quarter last year.

Compared to the third quarter last year, risk assessment revenues increased 12% reflecting an increase of 19% in paramedical revenues, a 33% increase in other risk assessment services, including teleunderwriting, offset by a 5% decline in revenues for insurance related laboratory testing. The volume of lab applicants tested for risk assessment services declined 8% compared to the third quarter of last year related to a decline of insurance applicants for certain accounts and competitive pressures.

In October, we announced the closing of the acquisition for MetLife's laboratory operation. Additionally in October, we announced that LabOne and the Health Alliance of Greater Cincinnati had entered into negotiations regarding the acquisition of its medical testing laboratory and the management of its six immediate response laboratories. Although we cannot provide any additional information regarding this announcement at this time, we remain optimistic as we continue negotiations with the Alliance.

During the past couple of months, Welsh Carson Anderson and Stowe have distributed approximately 2.5 million common shares to its limited partners. This leaves their Series B-1 Preferred Share holdings at the common share equivalent upon conversion of approximately 2.5 million shares. We view these distributions as a positive for our other shareholders as such not only reduces future PIC dividends, but also enhances the float of common shares outstanding.

Healthcare laboratory volumes at LabOne continued to increase over the third quarter of 2002. As Tom mentioned, requisition volume was up 37% to 649,000 samples in the third quarter, compared with 475,000 in the same quarter a year ago. Average selling price for healthcare samples improved from $32.45 a year ago to $35.21, resulting from an increased mix of physician and Lab Card volume versus testing directed by managed care. Healthcare gross margins were 42.4%, consistent with margins a year ago, prior to the acquisition of Central Plains Laboratories.

Insurance applicants processed in the third quarter totaled 1,217,000, compared with 1,322,000 a year ago, or an 8% decline. Average selling price per applicant increased slightly, as life insurance clients adopted additional reflex and screening tests. We continued to realize cost improvements from decreased labor, improved inbound freight density, and lower consumable costs. The combined effect of higher average selling price and lower costs drove insurance laboratory testing margins to 49.0% compared with 43.3% in the same quarter a year ago.

Donors for substance abuse testing increased 1% compared to the same quarter last year. For the third quarter, 608,000 donors were tested, up from 600,000 a year ago. SAT gross margin improved, to 30% compared with 25% last year. Average selling price was flat, compared with a year ago.

A key initiative for the laboratory has been the integration of Central Plains Laboratories. As previously discussed, an interface was completed between LabOne and CPL to enable the transfer of CPL's esoteric tests to LabOne's platform. Throughout the third quarter, reference tests were referred from CPL to LabOne, supporting a major pro-forma synergy. Installation of a new anatomic pathology system at CPL, previously scheduled for the fourth quarter, was completed ahead of schedule in September, enabling integration of routine tests with the main laboratory in Kansas City during the fourth quarter of 2003. Installation of a new Laboratory Information System and integration of orders and results with Hays Medical Center remain to complete the integration.

Integration teams also worked on connectivity between LabOne and MetLife's underwriting systems, to enable the transfer of MetLife's laboratory samples to our Kansas City facility. Samples were moved, on schedule, in early October.

The gross margin for insurance and healthcare testing laboratory in Kansas City increased from 43% in the third quarter of 2002 to 47% in the third quarter of 2003. The gross margin for the substance abuse testing laboratory in Kansas City increased from 25% in the third quarter of 2002 to 30% for the same quarter in 2003. Higher gross margins resulted from a variety of factors including a ten cent per sample decrease in accessioning and data capture labor costs compared to the second quarter 2003, lower chemistry reagent costs, and improved freight density for inbound samples. Cost reductions were partially offset by increased healthcare demand for higher priced assays, including cytology testing and advanced molecular studies. LabOne established basic platforms for these tests earlier this year and is moving to internalize additional assays to lower our costs.

Revenues for the third quarter 2003 were $88.1 million compared to $74.6 million in the third quarter 2002. Contrasted with the third quarter of last year, revenues for risk assessment services increased 12% to $58.0 million, healthcare increased 48% to $22.8 million and substance abuse testing were flat at $7.3 million. Healthcare revenues for the quarter included $3.1 million associated with Central Plains Laboratories, acquired in the fourth quarter of 2002.

Net income for the third quarter 2003 was $5.4 million or $0.32 per diluted share compared to $3.7 million or $0.23 per diluted share for the third quarter 2002.

Operating earnings for the third quarter 2003 were $9.3 million compared to $7.3 million for the same period last year. Third quarter 2003 operating earnings comprised $11.6 million for risk assessment, $5.0 million for healthcare and $1.4 million for substance abuse testing, offset by $8.7 million for corporate selling, general and administrative expenses. This compares to operating earnings for the same period in 2002 of $10.1 million for risk assessment, $2.9 million for healthcare and $1.1 million for substance abuse testing, offset by $6.8 million for corporate selling, general and administrative expenses.

For the nine months ended September 30, 2003, the company reported revenues of $254.0 million compared to $220.3 million of the same period last year. Net income for the nine months was $15.0 million or $0.89 per diluted share compared to $10.5 million or $0.65 per diluted share for the same period in 2002. Healthcare revenues for the nine months of 2003 included $9.0 million associated with Central Plains Laboratories.

Operating earnings for the nine months ended September 30, 2003 were $25.7 million compared to $19.9 million for the same period last year. Operating earnings for the nine months ended September 30, 2003 comprised $34.7 million for risk assessment, $12.4 million for healthcare and $3.4 million for substance abuse testing, offset by $24.8 million for corporate selling, general and administrative expenses. This compares to operating earnings for the same period in 2002 of $29.5 million for risk assessment, $8.5 million for healthcare and $2.7 million for substance abuse testing, offset by $20.8 million for corporate selling, general and administrative expenses.

Working capital increased $6.8 million from December 2002, principally related to an increase in accounts receivable and cash. Long-term debt and current maturities were $58.1 million at the end of the quarter, a reduction of $6.9 million from December 2002. . Net cash provided by operations for the nine months ended September 30, 2003, was $19.2 million compared to $13.3 million for the same period in 2002. Capital expenditures for the first nine months of 2003 were $5.9 million compared to $6.3 million in 2002. Acquisitions for the first nine months of 2003 were $7.2 million compared to $4.4 million for the same period last year.

Question and Answer Session:

Q:    First of all just on your internal revenue growth for the clinical lab business, can you break that down in terms of volume and price again? And secondly, can you give some additional color in terms of what really is driving that growth that's still in excess of what the overall industry is showing right now?

A:    Just on the internal growth of the healthcare laboratory - keep in mind now we've got the numbers - requisition volume, including CPL requisitions, is actually up 37%. As I said 649,000 samples compared to 475,000 in the same quarter a year ago. The other factor there was the increase in average selling price, $32.45 a year ago now up to $35.21. Obviously there's a mix of organic growth there and some growth tacked on from CPL. That also contributes to average selling price. As we continue our pull-through strategy here in the Kansas City market and as we market to physicians in the CPL market, and in the Tennessee market, average selling price has pulled up because the volume of samples coming from managed care, paid for by managed care - which is historically a lower average selling price - goes down. As far as growth, where is the volume growth coming from? I'd make the same comments. We've had some nice growth in our lab card product, which has been consistent for us for many years now. But we also continue to penetrate the Kansas City market. We continue to penetrate Tennessee. And now the new regions, Texas, Oklahoma, Nebraska, western Kansas, with the CPL acquisition, are yielding this growth. The majority of the growth really has come from our pull-through activity. We've been particularly successful in the Kansas City marketplace, and Tennessee has presented a nice opportunity for us as well.

Q:    What information do you have on the lab card program at the end of the quarter?

A:    Lab card was up slightly but not as significantly as other payers.

Q:    As you stand right now, what percentage of this total esoteric testing menu can you provide at Kansas City?

A:    On a by assay perspective, it's relatively low. I would say our assay count is about 700 today and there's a universe that's infinite, but a practical universe of, say, 2,500 tests out there. When you look at it on a by volume perspective, the actions that we complete here in Kansas City in this facility make up about 80% of the volume that a typical regional or hospital laboratory would outsource.

Q:    Realizing that you can't comment too much about the Alliance acquisition, when you initially announced the acquisition you said that you expected a December 31 type closing date. Are you still on schedule for that type of closing date?

A:    Yes, we're still on schedule for that.

Q:    And the reason - the way it was announced ahead of actually closing the deal is just because they locally needed to go out to providers and payers and inform them that you were going to be their partners going into 2004?

A:    There are assignments of agreements that could not be executed on a no-name basis. That's correct.

Q:    Could you just talk to us a little about the long-term strategy of how Health Alliance fits? And secondly how strategically the geography will work and what that means to you considering you're going Kansas City, Cincinnati, and then further east?

A:    We believe that an ideal model is to have two laboratories of a size as our facility in Kansas City with a variety of spokes in local markets. Cincinnati provides for us a very unique opportunity with operations and market share in a location that is logistically ideal to that strategy. When we evaluated and built this campus some five years ago now, and moved in subsequent to that, we also looked at other sites in Kansas City. But interestingly one of the sites on our radar even then was Cincinnati, and that's because of our extensive use of Airborne Express for our insurance and toxicology business. Their base of operations is in Wilmington, Ohio, which is just about 40 minutes north of Cincinnati. And we also have expanded since then our use of next flight out market. That's to say we use commercial carriers like Delta airlines to get the samples here to LabOne, especially for the clinical business. The Cincinnati market is an important hub for Delta. So logistically it makes a lot of sense for us to be in Cincinnati. It also, obviously, drives us into the Eastern Time zone. LabOne is in the Central time zone. The Eastern Time zone gives us some reach toward the East Coast. And then to talk about the mention of the hub and spoke, one of the things we're particularly pleased about long-term, should we be able to close this deal, is that Health Alliance has a thriving business in the Cincinnati market. They have a thriving base of operations. Alternatively, when you open a new market in healthcare by establishing beachheads, it is very, very costly. Conversely, by acquiring a business that is a going concern, we'll move quickly to stabilize the business in Cincinnati and use that as a regional center. Cities that are nearby - obviously Louisville, Columbus, Dayton, Indianapolis, and then eastern cities. The last piece I guess I'd mention, too, is that UPS is in Louisville, which isn't far from Cincinnati, either, about an hour away. So: very key transportation hub, a nice going concern in the Cincinnati market, East Coast time zone, and a large population center within a very short distance of Cincinnati.

Q:    Can you break out the long-term debt between your revenue bond and line of credit? Secondly, can you give the gross margins on the three business units again? And final question is in looking at the volume trends, at the risk assessment business, you commented that obviously there's a little bit of a weak market for insurance testing and also competitive pressures. Is there any way you can give more color, trying to say which one's having a stronger impact and maybe some more discussion on where the competitive pressures are coming from?

A:    Our borrowings under our revolving credit are $47 million, and the balance, which is just a little under $11 million are our industrial revenue bonds. Annual payments on those bonds are $1.8 million. To comment on the gross margins again, healthcare gross margins for the laboratory were 42.4%, which is very consistent with a year ago. The margins on the insurance laboratory side this year were 49% for the quarter versus 43.3%. You're going to hear us talk more about overall healthcare and insurance laboratory gross margins because, as you can imagine, internally as the clinical business grows, it starts to take on more of the fixed costs and the overhead allocations, which benefits insurance and adds more fixed cost against healthcare. So it makes sense to start talking about those two laboratories, which are, in fact, one and the same together. Finally, toxicology gross margin improved from 25% a year ago to 30% this year in the same quarter. Since the insurance and the clinical lab is really providing routine and other clinical testing. That's why we're combining those. And we mentioned that the margins had increased from 43% in the third quarter of 2002 to 47% in the third quarter of 2003. As we take on more esoteric testing we'll probably also start commenting more on gross profit dollars per test as opposed to gross margins, because the esoteric tests tend to lend toward lower gross margins but higher average sales prices. As far as the question of competitive pressures in the risk assessment marketplace, in terms of the decline in the volume of insurance applicants, it's really a blend of a flat market in the life insurance marketplace as far as the number of applications and some competitive pressures on the pricing front with some of our customers. I've seen varying reports from the Medical Information Bureau this year at different quarterly segments where the volume of applicants were down I think 9% at the beginning of the year. The last report I saw, which was I think the end of the second quarter is more on the order of like 6%.

Q:    Just a quick follow-up on the gross margins. It looks like for the whole risk assessment division, that gross margins were a little under 28%. I'm assuming that's a mix issue because paramedical's growing faster and that's lower gross margin?

A:    Yes, that's correct. Paramedical runs about a 15% gross margin. Actually, that margin has been trailing up as we have more corporate offices and more volume driven through those corporate offices. But that is relatively low margin. The medical document retrieval or medical records retrieval is a very low margin business. And then Teleunderwriting, which is still a very healthy margin, is still about 30 to 35%.

Q:    You mentioned that your volume growth is being supplemented significantly by additional pull-through as you continue to push into the areas of the CPL acquisition where you guys hadn't been active previously. I have two questions on that front. A) are there similar opportunities in the Cincinnati Health Alliance transaction to grow that business significantly on an organic basis beyond where they are right now? And b) how long does that period of relative extraordinary growth continue once you guys have closed the acquisition?

A:    Let me address in terms of our strategy. With the Alliance Group, I can't be specific in terms of the number, but certainly our strategy with our acquisitions in the healthcare space, we think there is a significant opportunity for pull-through business. We remain very optimistic about the opportunity in the Ohio marketplace. We think that is tremendous opportunity for the company. We're not going to mention locations, et cetera, but you could look at a map and see what the opportunities might be present by having a core facility in Cincinnati.

Q:    How long typically do you guys think you'd have an opportunity to extend that above-market growth potential post-acquisition?

A:    You know, it's indefinite. If you look at Kansas City where we entered this market a little over five to six years ago, on a regional basis, you can see that we're continuing to get market share from our competitors. Service is a very big issue, and that's an issue that we see resoundingly come through in terms of our ability to obtain market share. We're focusing more and more on technology solutions. That's become apparently a very important key to physician providers and so that's where we put a lot of our resources and where we're going to focus our resources in the future. So there is a variety of different reasons why we're able to succeed in taking additional market share. And again the window is indefinite. We're relatively small when you look at the other laboratories that are able to operate on a large regional or national level. Obviously acquisitions are an exciting way to open new markets. But we want that long-minded shareholder that understands that as long as we can open new markets, that statement that the window is indefinite is very, very true. As long as we can introduce our services to new markets, which may be done organically or through acquisition, we'll be able to keep the growth rate up.

Q:    As you now nailed down the corporate objective to get a second facility assuming Cincinnati closes as expected, does that change your target acquisition profile at all to potentially go after maybe some smaller deals to either drive additional volume or extend into new markets, or what does the acquisition profile look like beyond this?

A:    Well, there are a number of laboratories - regional laboratories, hospital-based labs - that fall within the five to ten million dollar range, or some even smaller than that, and they continue to fall in our profile. Obviously we have a limitation on resources and how many transactions - not from the standpoint of being able to execute a transaction, but in being able to properly integrate those transactions. And what's really key to our philosophy. Our goal isn't to focus on a number of acquisitions that we do, but the degree of success in integrating those acquisitions as well as providing service in the markets. And we'll pace ourselves accordingly to what we already have on our plate and our ability to further integrate.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: November 13, 2003	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer